                                                                  Exhibit 11.1
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 Years Ended September 30,
                                                                 -------------------------
                                                              1997          1996         1995
                                                            --------      --------     --------
Income before cumulative effect of accounting changes       $  109.1      $  176.4     $  120.0
Dividends on preferred stock                                                               (8.0)
Repurchase of preferred stock                                                             (17.6)
                                                            --------      --------     --------
         Subtotal                                              109.1         176.4         94.4
Accounting changes                                             (12.1)                     (14.6)
                                                            --------      --------     --------
Net income applicable to common stock                       $   97.0      $  176.4     $   79.8
                                                            ========      ========     ========
PRIMARY EARNINGS (NOTE A:)
Shares:
Weighted average number of common shares outstanding           153.1         143.3        141.2
Assuming conversion of dilutive stock options                    1.9           1.1           .1
                                                            --------      --------     --------
Weighted average number of common shares outstanding as
     adjusted                                                  155.0         144.4        141.3
                                                            ========      ========     ========
Primary earnings per common share:
Income before cumulative effect of accounting changes       $    .70      $   1.22     $    .66
Accounting changes                                              (.08)                      (.10)
                                                            --------      --------     --------
Net income                                                  $    .62      $   1.22     $    .56
                                                            ========      ========     ========
FULLY DILUTED EARNINGS (NOTE A:)
Shares:
Weighted average number of common shares outstanding           153.1         143.3        141.2
Assuming conversion of dilutive stock options                    1.9           1.5           .1
                                                            --------      --------     --------
Weighted average number of common shares outstanding
     as adjusted                                               155.0         144.8        141.3
                                                            ========      ========     ========
Fully diluted earnings per common share:
Income before cumulative effect of accounting changes       $    .70      $   1.22     $    .66
Accounting changes                                              (.08)                      (.10)
                                                            --------      --------     --------
Net income                                                  $    .62      $   1.22     $    .56
                                                            ========      ========     ========


Note A: This calculation is submitted in accordance with Regulation S-K item
        601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.